Exhibit 10.1

redemption and termination Agreement

This Redemption and Termination Agreement (this “Agreement”) is dated as of January 26, 2024, by and between NeuBase Therapeutics, Inc. or any Successor Entity thereto (together, the “Company”) and Armistice Capital Master Fund Ltd. (the “Warrant Holder”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreements (as defined below).

Recitals

Whereas, on June 30, 2023, pursuant to a Securities Purchase Agreement, dated June 28, 2023, by and between the Company and the Warrant Holder (the “PIPE SPA”), the Company, among other things, issued to the Warrant Holder in a private placement: (i) a Series A Common Stock Purchase Warrant to purchase 1,366,829 shares of Common Stock (the “PIPE Series A Warrant”), and (ii) a Series B Common Stock Purchase Warrant to purchase 1,366,829 shares of Common Stock (the “PIPE Series B Warrant”);

Whereas, on June 30, 2023, pursuant to a Securities Purchase Agreement, dated June 28, 2023, by and between the Company and the Warrant Holder (the “RD SPA” and, together with the PIPE SPA, the “Securities Purchase Agreements”), the Company, among other things, issued to the Warrant Holder in a private placement conducted concurrently with a registered direct offering: (i) a Series A Common Stock Purchase Warrant to purchase 578,697 shares of Common Stock (the “RD Series A Warrant” and, together with the PIPE Series A Warrant, the “Series A Warrants”), and (ii) a Series B Common Stock Purchase Warrant to purchase 578,697 shares of Common Stock (the “RD Series B Warrant” and, together with the PIPE Series B Warrant, the “Series B Warrants”);

Whereas, the Company and the Warrant Holder are parties to that certain Exchange Agreement, dated as of October 17, 2023 (the “Exchange Agreement”), pursuant to which the Company repurchased the Series B Warrants from the Warrant Holder in full, whereby the Series B Warrants are no longer outstanding; and

Whereas, the Company and the Warrant Holder desire to enter into this agreement providing for (i) the Company’s repurchase and redemption of all of the Series A Warrants in consideration for a cash payment of $1,500,000 by the Company to the Warrant Holder, and (ii) an amendment of the Exchange Agreement to terminate the provisions therein related to the Series A Warrants, in all cases as of the date of this Agreement.

Agreement

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Repurchase and Redemption of Series A Warrants. On the date hereof, the Company shall pay to the Warrant Holder a cash payment by wire transfer of immediately available funds to the account designated by the Warrant Holder to the Company in writing equal to $1,500,000.00 (the “Series A Warrant Payment Amount”), in consideration for the Company’s repurchase and redemption of the Series A Warrants in full, and the Warrant Holder shall surrender and forfeit its original Series A Warrants to the Company for cancellation as soon as practicable, but in any event within three Business Days of the date of this Agreement.

2.            Non-Transferability of Series A Warrants. Notwithstanding anything to the contrary contained in Section 4 of the Series A Warrants, from and after the date of this Agreement, the Warrant Holder hereby agrees that it shall not, directly or indirectly, offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option, right, warrant or contract to purchase, lend, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, any of the Series A Warrants.

3.            Exchange Agreement. Sections 1, 2, 4 and 7 of the Exchange Agreement are hereby terminated in their entirety and of no further force or effect.

4.            The Company’s Representations and Warranties. The Company hereby represents and warrants to the Warrant Holder as follows:

(a)            Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (if a good standing concept exists in such jurisdiction), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing (if a good standing concept exists in such jurisdiction) as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing (if a good standing concept exists in such jurisdiction), as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”)  and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)            Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith other than in connection with the Required Approvals (as defined below). This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will (assuming due authorization, execution and delivery by other parties thereto) constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)            No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, including the agreement to redeem and repurchase the Series A Warrants in exchange for the Series A Warrant Payment Amount, do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)            SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act.

(e)            Trading Market. The delivery and performance by the Company of this Agreement hereunder does not contravene the applicable rules and regulations of the Nasdaq Capital Market.

(f)            Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement.

(g)           Announcement. On the date hereof, the Company shall issue a press release disclosing the material terms of the transactions contemplated hereby and/or shall file a Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder, including the filing with the Commission of this letter agreement as an exhibit thereto within the time required by the Exchange Act. From and after the dissemination of such press release and/or 8-K, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the dissemination of such press release and/or 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate.

5.            The Warrant Holder’s Representations and Warranties. The Warrant Holder hereby represents and warrants to the Company as follows:

(a)            Ownership of the Series A Warrants. The Warrant Holder holds and is the sole owner, beneficially and of record, of the Series A Warrants. The Series A Warrants are held free and clear of all mortgages, liens, licenses, pledges, charges, claims, equities, commitments, security interests, prior assignments encumbrances, agreements, rights of first refusal, options or restrictions of any kind whatsoever (including, without limitation, restrictions on the right to sell or otherwise dispose of the Series A Warrants) or other defects in title.

(b)            Organization; Authority. The Warrant Holder is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and performance by the Warrant Holder of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Warrant Holder. This Agreement has been duly executed by the Warrant Holder, and when delivered by the Warrant Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Warrant Holder, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)            Understandings or Arrangements. The Warrant Holder is entering into this Agreement, including the agreement to surrender and forfeit its Series A Warrants in exchange for the Series A Warrant Payment Amount, as principal for its own account. The Warrant Holder is entering into this Agreement, including the agreement to surrender and forfeit its Series A Warrants in exchange for the Series A Warrant Payment Amount, in the ordinary course of its business.

(d)            The Warrant Holder’s Status. As of the date hereof, the Warrant Holder is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(e)            Experience of the Warrant Holder. The Warrant Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of entering into this Agreement, including the agreement to surrender and forfeit its Series A Warrants in exchange for the Series A Warrant Payment Amount, and has so evaluated the merits and risks of such decision.

(f)            Access to Information. The Warrant Holder acknowledges that it has had the opportunity to review this Agreement (including all exhibits and schedules thereto) and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning this Agreement, including the agreement to surrender and forfeit its Series A Warrants in exchange for the Series A Warrant Payment Amount, and the merits and risks of such surrender and forfeiture; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its decision to surrender and forfeit its Series A Warrants; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to its decision to surrender and forfeit its Series A Warrants.

(g)            General Solicitation. The Warrant Holder is not entering into this Agreement, including the agreement to surrender and forfeit its Series A Warrants in exchange for the Series A Warrant Payment Amount, as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Warrant Holder, any other general solicitation or general advertisement.

6.            General Provisions.

(a)            Entire Agreement. This Agreement, together with the exhibits hereto and the Exchange Agreement (as modified by this Agreement), contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and such exhibits.

(b)            Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method, such signature shall be deemed to have been duly and validly delivered and shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original there.

(c)            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)           Notices. Any and all notices or other communications or deliveries to be provided by the Warrant Holder hereunder, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 350 Technology Drive, Pittsburgh, PA 15219, Attention: Todd Branning, email address: tbranning@neubasetherapeutics.com, or such other email address or address as the Company may specify for such purposes by notice to the Warrant Holder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to the Warrant Holder at the e-mail address or address of the Warrant Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 8(d) prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 8(d) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

(e)            Successors and Assigns. Subject to applicable securities laws, this Agreement and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Warrant Holder.

(f)            Amendment. This Agreement may be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Warrant Holder, on the other hand.

(g)           Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

(h)            Headings. The headings used in this Agreement are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement on the date first written above.

NeuBase Therapeutics, Inc.

By:	/s/ Todd Branning
Name: Todd Branning
Title: Chief Executive Officer and Chief Financial Officer

Armistice Capital Master Fund Ltd.

By:	/s/ Steven Boyd
Name: Steven Boyd
Title: CIO of Armistice Capital, LLC, the Investment Manager